As filed with the Securities and Exchange Commission on November 9, 2026

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934

The NEXROC Group Inc.

(Exact name of registrant as specified in charter)

British Virgin Islands (Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1-17-1 Toranomon, Minato-ku, Tokyo, Japan (Address of principal executive offices)	105-6417 (Zip Code)

+1 212-924-1600
(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Ordinary Shares
(Title of class)

EXPLANATORY NOTE

The NEXROC Group Inc. (the "Company" or "NEXROC") is filing this registration statement on Form 10 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to provide public information about the Company and to register the class of securities identified on the cover page pursuant to Section 12(g) of the Exchange Act.

In this Registration Statement, except where the context otherwise requires:

  "we," "us," "our," and the "Company" refer to The NEXROC Group Inc.;
  "Manager" refers to BCKD Management Group L.P., a Delaware limited partnership identified as the Company's management entity;
  "Shareholders" or "Securityholders" refers to holders of the Company's ordinary shares.

The Company was incorporated in the British Virgin Islands on November 9, 2026, and is newly formed and pre-operational. Its principal executive office is in Tokyo, Japan.

Upon effectiveness of registration under Section 12(g), the Company will become subject to applicable ongoing Exchange Act reporting obligations. The particular reports, proxy rules, and insider reporting provisions applicable to the Company will depend in part on its status under U.S. securities laws, including whether it qualifies as a foreign private issuer.

FORWARD-LOOKING STATEMENTS; RISK FACTOR SUMMARY

This Registration Statement contains forward-looking statements within the meaning of applicable federal securities laws, including statements concerning the Company's future operations, business plans, investment strategies, financing arrangements, anticipated distribution channels and financial performance. Words such as "intend," "goal," "estimate," "expect," "project," "anticipate," "will," "should," "could," "may," and "believe" may identify forward-looking statements, although not all such statements contain these words.

These statements involve known and unknown risks and uncertainties. Actual results may differ materially from those expressed or implied. Readers should not place undue reliance on forward-looking statements, which speak as of the date made. Except as required by law, the Company undertakes no obligation to update them.

The principal risks include the following, which should be read with Item 1A. Risk Factors:

  The Company is newly formed and has no established operating history on which to evaluate its prospects.
  Its intended activities across multiple jurisdictions may be subject to complex and differing regulatory requirements.
  There is no assurance that the Company will achieve targeted assets under management or distribute fund products successfully.
  Future performance may depend significantly on the experience and continued involvement of key management personnel.
  Use of leverage may increase exposure to adverse market conditions and losses.
  Private credit, infrastructure and other alternative investments may be illiquid and difficult to value or dispose of.
  Concentration in particular sectors, geographies or asset classes may magnify losses.
  An Asia-focused international strategy may expose the Company to currency movements, geopolitical developments and cross-border regulatory changes.

ITEM 1. BUSINESS

Overview. The NEXROC Group Inc. is being developed as an Asia-focused, globally diversified financial, investment, intellectual property and consumer goods group and alternative asset manager. Its contemplated operations encompass credit origination, fund and asset management, distribution of investment and credit products, capital and transaction advisory, insurance-related activities, intellectual property licensing, and consumer goods and media businesses. Activities subject to licensing or regulatory authorization would commence only upon satisfaction of applicable requirements.

Business model. The Company intends to combine proprietary investing, third-party asset management, structured finance and operating-company activities. Potential revenue sources include management and advisory fees; performance allocations or carried interest where contractually applicable; origination, structuring and servicing fees; trading and investment income; dividends and profit distributions; royalties and licensing; subscriptions, events, advertising and content; consumer product sales; real estate rents; and eligible government contracts or grants. None of these sources is assured.

Subsidiaries and proposed brands. Management has identified the following businesses or entities for the group structure.

Named entity / business	Proposed focus / status to confirm
SVCV, Inc.	Planned; not yet formed
The GoGoPaPa Company	Planned; not yet formed
NEXROC, Inc.	Planned; not yet formed
NEXLIFE Group	Planned; not yet formed
NEXSHARES	Planned investment products / funds platform
NEXFINANCIAL	Planned financial services platform

Asset management and distribution. Contemplated products include broad-market and regional index funds, exchange-traded funds, retirement-oriented products, mutual funds, closed-end funds, institutional credit vehicles, and leveraged buyout and special purpose vehicle investment funds. Distribution channels may include insurers, pension plans, sovereign wealth investors, private banks, wealth managers and other institutions, subject to appropriate agreements and regulation.

Investment approach. The Company proposes structured lending and asset-backed financing alongside a multi-strategy proprietary investment framework intended to pursue risk-adjusted returns, liquidity management and capital efficiency. Strategies under consideration include global macro, relative value, equity long/short, event-driven, multi-strategy, private credit, investment-grade and high-yield debt, CLOs, agency MBS, equities, infrastructure, precious metals, energy and uranium-related exposures, managed futures, and certain digital assets.

Potential instruments include Treasury bills, short-duration credit, equity indices, Japanese and emerging-market equities, rates relative-value trades, volatility and dispersion strategies, options, cross-currency swaps and other derivatives. The Company has not provided verified positions, allocation limits, historical returns or a final investment policy. These activities may entail substantial market, leverage, liquidity and derivatives risks.

Operating model. Management anticipates outsourcing selected middle- and back-office functions to banking, custody, administration and other service providers during an initial five-to-ten-year development period, while retaining oversight and accountability for outsourced functions.

ITEM 1A. RISK FACTORS

Investment in the Company's securities involves significant risk. Material risks may include:

  Early-stage execution: contemplated businesses, subsidiaries, financing programs and product launches may not become operational or profitable.
  Financing and leverage: debt syndication, fund placement, sponsor capital and acquisition financing may be unavailable, costly or subject to restrictive covenants; leverage can magnify losses.
  Regulatory and cross-border compliance: investment management, credit, insurance, securities distribution and advisory activities may require registrations, licenses and compliance across multiple jurisdictions.
  Market and investment losses: equities, fixed income, derivatives, commodities, foreign exchange, private assets and digital assets may experience material volatility or loss.
  Liquidity and valuation: private investments, CLO equity, structured credit and other instruments may be difficult to value or sell promptly.
  Counterparty and operational risk: outsourcing, custody, clearing, cyber incidents, service-provider failures and trading counterparties may disrupt operations or cause loss.
  Concentration and conflicts: common control, related-party transactions and investment allocations among affiliated entities may create conflicts of interest.
  IP and consumer operations: licensing, content, brand protection, distribution, inventory and demand are uncertain.
  Tax, currency and legal risk: international structures and changes in tax, sanctions, exchange controls and local law may affect operations.
  Limited disclosure and history: historical financial information, ownership, capitalization and operating results have not been supplied for this registration statement.

ITEM 2. FINANCIAL INFORMATION

Capital formation. The Company proposes to finance activities through a combination of sponsor capital, fund placement, structured financing, debt syndication and special purpose vehicles, including acquisition-oriented and leveraged buyout vehicles. These are contemplated funding sources and should not be read as committed facilities or completed capital raises.

Illustrative distribution scenario (not actual AUM).

Potential channel	Illustrative AUM
Insurance company mandates	$30 billion
Pension and sovereign wealth mandates	$25 billion
Private bank and wealth distribution	$20 billion
Institutional credit funds	$15 billion
ETFs and retail funds	$10 billion
Total illustrative scenario	$100 billion

These amounts are hypothetical planning figures only. No corresponding mandates, subscriptions, assets under management, revenues or commitments have been substantiated.

Indicative fee concepts. Potential index and ETF management fees may vary by mandate, strategy, distribution channel and contract. The supplied ranges contained inconsistent endpoints and apparent typographical errors; therefore no fee schedule is represented as adopted. Any fee, carried interest, hurdle or preferred return must be established by the governing fund or advisory agreement.

Historical results, liquidity and obligations. The Company is newly formed and pre-operational and has not yet prepared financial statements. Historical revenue, cash, debt, expenses and balance-sheet figures have not been provided.

ITEM 3. PROPERTIES

The Company identifies its principal executive office as 1-17-1 Toranomon, Minato-ku, Tokyo 105-6417, Japan.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company reports 100,000 authorized and issued ordinary shares. KINTSUGI HOLDINGS RECOVABLE TRUST, a Nevada trust, holds 50,000 ordinary shares (50%), and KIKI INAVOAR HOLDINGS REVOCABLE TRUST, a Nevada trust, holds 50,000 ordinary shares (50%). BCKD MANAGEMENT GROUP L.P., a Delaware limited partnership, serves as group manager.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The Company anticipates a senior management structure comprising a Group Chairman, Group Chief Executive Officer, Group Financial Officer, Group Investment Officer and Group Chief Architect. Giovanni Costa is identified as a director and has executed the signature appearing at the end of this registration statement.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

BCKD MANAGEMENT GROUP L.P. is identified as the group manager.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SECURITYHOLDER MATTERS

The securities proposed for registration are ordinary shares. The Company reports two trust shareholders, each holding 50% of the issued ordinary shares.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The Company reports 100,000 issued ordinary shares, divided equally between its two trust shareholders.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The class proposed for registration under Section 12(g) is ordinary shares of The NEXROC Group Inc. The Company reports 100,000 authorized ordinary shares and 100,000 issued and outstanding ordinary shares.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

The NEXROC Group Inc.

Date: November 9, 2026

By: /s/ Giovanni Costa
Name: Giovanni Costa
Title: Director